As filed with the Securities and Exchange Commission on December 13, 2007
     Registration Nos. 333-74187 and 333-74187-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAI Deferred Compensation Holdings, Inc.	American International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)
Delaware	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)
13-4045355	13-2592361
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
70 Pine Street, New York, New York 10270	70 Pine Street, New York, New York 10270
(212) 770-7000	(212) 770-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Kathleen E. Shannon
Senior Vice President, Secretary and Deputy General Counsel
American International Group, Inc.
70 Pine Street
New York, New York 10270
(212) 770-7000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Robert W. Reeder, Esq.
Ann Bailen Fisher, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

ITEM 16. LIST OF EXHIBITS
SIGNATURES
SIGNATURES
EXHIBIT INDEX
EX-4.1: AMENDED AND RESTATED REGISTERED REPRESENTATIVES DEFERRED COMPENSATION PLAN
EX-5.1: OPINION OF SULLIVAN & CROMWELL LLP
EX-8.1: TAX OPINION OF SULLIVAN & CROMWELL LLP

Explanatory Note
     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-74187 and 333-74187-01) of SAI Deferred Compensation Holdings, Inc. and American International Group, Inc. (the “Registration Statement”) is being filed solely for the purposes of filing three additional exhibits to the Registration Statement and, accordingly, pursuant to Rule 462(d) under the Securities Act of 1933, will become effective immediately upon filing with the Securities and Exchange Commission.
II-1

ITEM 16. LIST OF EXHIBITS

Exhibit

4.1**	Amended and Restated Registered Representatives’ Deferred Compensation Plan, effective January 1, 2008

4.2*	Form of Deferred Compensation Agreement

4.3*	Form of Guarantee of American International Group, Inc.

5.1**	Opinion of Sullivan & Cromwell LLP, Los Angeles, California

5.2*	Opinion of Kathleen E. Shannon, Esq.

8.1**	Tax Opinion of Sullivan & Cromwell LLP, New York, New York

12.1	Statement re: Computation of ratio of earnings to fixed charges (Incorporated by reference to Exhibit 12 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2006 and Exhibit 12 to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-8787))

23.1*	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Sullivan & Cromwell LLP, Los Angeles, California (included in Exhibit 5.1)

23.3*	Consent of Kathleen E. Shannon, Esq. (included in Exhibit 5.2)

24.1*	Powers of Attorney for SAI Holdings and AIG (included on signature pages)

*	Previously filed.

**	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 13th day of December, 2007.

SAI DEFERRED COMPENSATION HOLDINGS, INC.

By:	/s/ David L. Herzog
David L. Herzog
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s / David L. Herzog	President and Director (Principal	December 13, 2007
David L. Herzog	Executive, Financial and Accounting Officer)

/s / Win J. Neuger*	Director	December 13, 2007
Win J. Neuger

*By:	/s/ David L. Herzog
	Name:	David L. Herzog
	Title:	Attorney-In-Fact

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 13th day of December, 2007.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Steven J. Bensinger
	Name:	Steven J. Bensinger
	Title:	Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of December, 2007.

Signature	Title(s)

/s / Martin J. Sullivan*	President, Chief Executive Officer and Director
(Martin J. Sullivan)	(Principal Executive Officer)

/s / Steven J. Bensinger	Executive Vice President and Chief Financial Officer
(Steven J. Bensinger)	(Principal Financial Officer)

/s / David L. Herzog	Senior Vice President and Comptroller (Principal
(David L. Herzog)	Accounting Officer)

/s / Marshall A. Cohen*	Director
(Marshall A. Cohen)

/s / Martin S. Feldstein*	Director
(Martin S. Feldstein)

/s / Ellen V. Futter*	Director
(Ellen V. Futter)

/s / Stephen L. Hammerman*	Director
(Stephen L. Hammerman)

/s / Richard C. Holbrooke*	Director
(Richard C. Holbrooke)

/s / Fred H. Langhammer*	Director
(Fred H. Langhammer)

/s / George L. Miles, Jr.*	Director
(George L. Miles, Jr.)

/s / Morris W. Offit*	Director
(Morris W. Offit)

Signature	Title(s)

/s / James F. Orr III*	Director
(James F. Orr III)

(Virginia M. Rometty)	Director

/s / Michael H. Sutton*	Director
(Michael H. Sutton)

/s / Edmund S.W. Tse*	Director
(Edmund S.W. Tse)

/s / Robert B. Willumstad*	Director
(Robert B. Willumstad)

/s / Frank G. Zarb*	Director
(Frank G. Zarb)

* By:	/s/ Steven J. Bensinger
	Name:	Steven J. Bensinger
	Title:	Attorney-In-Fact

EXHIBIT INDEX

Exhibit

4.1**	Amended and Restated Registered Representatives’ Deferred Compensation Plan, effective January 1, 2008

4.2*	Form of Deferred Compensation Agreement

4.3*	Form of Guarantee of American International Group, Inc.

5.1**	Opinion of Sullivan & Cromwell LLP, Los Angeles, California

5.2*	Opinion of Kathleen E. Shannon, Esq.

8.1**	Tax Opinion of Sullivan & Cromwell LLP, New York, New York

12.1	Statement re: Computation of ratio of earnings to fixed charges (Incorporated by reference to Exhibit 12 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2006 and Exhibit 12 to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-8787))

23.1*	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Sullivan & Cromwell LLP, Los Angeles, California (included in Exhibit 5.1)

23.3*	Consent of Kathleen E. Shannon, Esq. (included in Exhibit 5.2)

24.1*	Powers of Attorney for SAI Holdings and AIG (included on signature pages)

*	Previously filed.

**	Filed herewith.